Exhibit 99.1

FOR IMMEDIATE RELEASE

KIT digital Provides Details on Warrants; Announces Agreement between its Senior Lender and its Plan Sponsor

NEW YORK, NY, June 4, 2013 - KIT digital, Inc. (the "Company"), a global provider of digital television and media solutions, filed an update to its Plan of Reorganization (the “Plan”) which, among other things, provides additional details on the Reorganized KDI Warrants that KIT digital shareholders will receive under the Plan. As previously announced, the Plan includes a recapitalization of the Company which is fully backstopped by three of the Company’s largest shareholders, Prescott Group Capital Management, JEC Capital Partners, and Ratio Capital Partners (collectively the “Plan Sponsor Group”), and it includes an opportunity for all existing shareholders to participate in the recapitalization. The Plan contemplates that all vendors and suppliers will be paid in full for all valid pre-petition claims based on existing estimates of allowed general unsecured claims.

As detailed in the Plan, the Company will issue one Reorganized KDI Warrant for each outstanding share of the Company’s Common Stock. The Reorganized KDI Warrants will enable existing shareholders of KIT digital to obtain shares in the reorganized company at the same price per share as the Plan Sponsor Group. Reorganized KDI Warrants will entitle Holders to receive up to 44.645% of the reorganized company. The Plan, as updated today, provides that the Reorganized KDI Warrant exercise price will be $0.205 per Warrant. The Company may also issue warrants to satisfy allowed subordinated litigation claims (if any) that are not satisfied from Available Cash on the same terms as the Reorganized KDI Warrants. Any warrants issued to satisfy allowed subordinated litigation claims will share on a pro rata basis the equity share available to existing shareholders.

The Company also reported that the Plan Sponsor Group has reached an agreement with Western Technology Investments (“WTI”), the Company’s senior lender. Under that agreement, the Plan Sponsor Group acquired a 92.8% interest in the outstanding debt held by WTI. The principal balance of the debt that WTI continues to own is $650,000 and WTI has agreed to exchange that amount for shares in the reorganized company at the same price per share paid by the Plan Sponsor Group under the Plan. WTI will also receive $1.5 million in warrants (the “WTI warrants”) in the reorganized company with a strike price equal to an enterprise value of $150 million. Both the shares issued to WTI and the WTI warrants will dilute all shareholders of the reorganized company. In return for this agreed treatment under the Plan, WTI has agreed not to pursue several provisions in their loan agreements, including default-rate interest, success fees, payment premiums, and interest make-wholes which, in aggregate, will save the Company up to approximately $10 million in cash.

"We continue to take necessary steps to effectuate the restructuring to maximize value for our creditors and shareholders and emerge with a strong balance sheet and a product and services platform that is built for profitable growth. We appreciate the continued support of our employees, customers, suppliers and shareholders as we continue through the restructuring process,” said Fabrice Hamaide, Chief Financial Officer of the Company.

Any capitalized terms used herein are defined in the Company’s Plan of Reorganization, which is available on www.americanlegalclaims.com/kdi.

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About KIT digital, Inc.

KIT digital is a leading video management software and services company. With its proprietary OVP and OTT platform products, Cloud and Cosmos, as well as systems integration and solutions design expertise, KIT delivers complete video solutions to clients, helping to power the transformation from traditional broadcast to multiscreen broadband TV. KIT digital services nearly 2,500 clients in 50+ countries including some of the world's biggest brands, such as Airbus, The Associated Press, AT&T, BBC, BSkyB, Disney-ABC, Google, HP, MTV, News Corp, Sky Deutschland, Sky Italia, Telecom Argentina, Telecom Italia, Telefonica, Universal Studios, Verizon, Vodafone VRT and Volkswagen. KIT digital maintains headquarters in New York City with offices around the world. Learn more at www.kitd.com and follow on Twitter.

KIT digital Media Contact:

Natasha Roberton

VP Brand and Communications

T: +1 (347) 328 3545

E: natasha.roberton@kit-digital.com

TallGrass PR Media Contact:

Tarley Jordan

Account Executive

T: +1 (646) 801 4695

E: tarley.jordan@tallgrasspr.com